Exhibit 99.1

DEAN OF STANFORD ENGINEERING SCHOOL
ELECTED TO INTEL'S BOARD OF DIRECTORS


SANTA CLARA, Calif., July 20, 2005 -- Intel Corporation today announced that James D. Plummer, dean of the Stanford School of Engineering, has been elected to Intel's board of directors. With Plummer's election, the Intel board now consists of nine independent directors and two directors who are executive officers of Intel (CEO Paul Otellini and Chairman Craig Barrett).

     Plummer is a UCLA graduate who went on to receive his master's degree and Ph.D. in electrical engineering from Stanford. He began teaching at Stanford as an associate professor of electrical engineering in 1978 and was appointed dean of the School of Engineering in 1999. Plummer holds numerous technical awards and honors, and was elected to the National Academy of Engineering in 1996. He has authored or co-authored more than 400 publications and holds several U.S. patents. Plummer specializes in integrated circuit devices and has a primary interest in nanoscale silicon devices and the technologies needed to build them.

      "We are extremely pleased to have Jim Plummer join our board," Barrett said. "His knowledge of integrated circuit technology, his academic and business experience, and his focus on nanoscale silicon devices are a perfect match for Intel."

Intel, the world's largest chip maker, is also the leading manufacturer of computer, networking and communications products.
Additional information about Intel is available at www.intel.com/pressroom.

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